MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Sherry Edwards Dopp
Arlington, VA 22209	(703) 247-7502
(703) 247-7502	SDopp@MCGCapital.com
(703) 247-7505 (FAX)
MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Second Quarter Dividend of $0.42 Per Share

and Reports Q1 2004 Results

ARLINGTON, VA – April 26, 2004 – MCG Capital Corporation (Nasdaq: MCGC) today announced that on April 22, 2004 its Board of Directors declared a dividend of $0.42 per share for the second quarter of 2004. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: May 7, 2004

Payable date: July 29, 2004

In addition, MCG announced today its results for the quarter ended March 31, 2004.

Highlights:

•	Q1 2004 operating income of $22.2 million, up 20% from $18.5 million for Q1 2003

•	Q1 2004 net operating income of $9.8 million, down 10% from $10.9 million for Q1 2003

•	Q1 2004 net income of $2.1 million, down from $8.9 million for Q1 2003

•	Q1 2004 total new investment activity of $65.2 million

We invite interested parties to join our analyst call today at 11:00 a.m. ET for a further discussion of our first quarter 2004 financial results. The dial-in number for the call is (877) 847-5345. International callers should dial (719) 867-0700. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the April 27, 2004, Conference Call to access the call. A recording of the call will be available through May 3, 2004. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 412841. The replay will also be available via MCG’s website. Financial information provided in the analyst call will be available on our website at mcgcapital.com prior to the call.

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three months ended March 31, 2004 and 2003:

	Three Months Ended March 31,
(dollars in thousands)	2004	2003
Operating income
Interest and dividend income	$18,489	$17,828
Advisory fees and other income	3,716	711

Total operating income	22,205	18,539
Operating expenses
Interest expense	2,103	2,447
Employee compensation:
Salaries and benefits	2,885	1,884
Long-term incentive compensation (a)	5,551	1,526

Total employee compensation	8,436	3,410
General and administrative expense	1,825	1,736

Total operating expenses	12,364	7,593

Net operating income (b)	$9,841	$10,946

Net operating income per share	$0.26	$0.36

Following is a reconciliation of net operating income to distributable net operating income (c):
Net operating income (b)	$9,841	$10,946
Long-term incentive compensation (a)	5,551	1,526

Distributable net operating income (c)	$15,392	$12,472

Distributable net operating income per share (d)	$0.40	$0.40

(a)	Includes non-cash amortization expense, including the first quarter 2004 expense associated with the modification of the forfeiture restrictions on certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.

(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies. Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 910 and 1,192 for the three months ended March 31, 2004 and 2003, respectively. These shares are excluded from average shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

DETAILED FINANCIAL RESULTS

Q1 total operating income increased 20% from $18.5 million for the first quarter of 2003 to $22.2 million for the first quarter of 2004. The change in operating income was made up of:

•	Increase in advisory fees and other income – $3.0 million

•	Decrease due to a decline in assets – ($1.8 million)

•	Increase due to expanded spread over LIBOR – $1.0 million

•	Decrease due to lower LIBOR income – ($0.3 million)

•	Net increase in loan fee and dividend income – $1.8 million

Q1 total operating expenses increased 63% from $7.6 million for the first quarter of 2003 to $12.4 million for the first quarter of 2004. The increase in operating expenses was primarily due to:

•	Increase in total employee costs in the form of long-term incentive compensation of $4.1 million and variable annual incentive compensation $0.7 million (increase in long-term incentive compensation relates to non-cash amortization expense resulting from the modification of the forfeiture restrictions on certain restricted shares)

•	Decrease in interest expense of ($0.3 million)

NOI for the quarter ended March 31, 2004 totaled $9.8 million, a decrease of $1.1 million or 10% from the prior year comparative quarter as a result of the factors described above.

Distributable NOI (NOI excluding long-term incentive compensation) for the quarter ended March 31, 2004 totaled $15.4 million, an increase of $2.9 million or 23% from the prior year comparative quarter. Following is a comparison of quarterly dividend and DNOI for the first quarter of 2004 and the four quarters of 2003 given the actual share count on the record date for the dividend: (See Selected Historical Operating Data – Quarterly under Additional Financial Details)

	2004	2003
	Q1	Q4	Q3	Q2	Q1
DNOI	$0.40	$0.38	$0.43	$0.42	$0.40
Dividend	$0.42	$0.42	$0.42	$0.41	$0.40

Net investment losses totaled $7.7 million for the first quarter of 2004 compared to $2.0 million for the first quarter of 2003.

Net income amounted to $2.1 million for the quarter ended March 31, 2004 compared to $8.9 million for the first quarter of 2003. Earnings per share decreased to $0.06 from $0.30 primarily due to the increase in long-term and variable annual incentive compensation and net unrealized depreciation on investments.

Credit quality At March 31, 2004 there were $0.1 million of loans, or 0.01% of the investment portfolio, greater than 60 days past due compared to $4.2 million of loans, or 0.6%, at December 31, 2003. At March 31, 2004, $9.8 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.4% of the investment portfolio. At December 31, 2003, $14.6 million of loans, including $0.1 million of the loans greater than 60 days past due, were on non-accrual status representing 2.1% of the investment portfolio.

Business activity for the first quarter of 2004 included investments in nine new portfolio companies totaling $44.4 million and several follow on investments in existing customers totaling $20.8 million.

Recent developments In the first quarter of 2004, we retained the services of a national executive recruiting firm to assist us with our search for a new Chief Financial Officer. Our current Chief Financial Officer, Janet Perlowski, has indicated her intent to step down as Chief Financial Officer in order to focus on her family. She will continue to serve as our Chief Financial Officer until a replacement is hired.

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	March 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$37,862	$60,072
Cash, securitization accounts	24,757	33,434
Investments at fair value
Commercial loans (cost of $618,059 and $615,253, respectively)	605,046	605,551
Investments in equity securities (cost of $120,313 and $112,850, respectively)	94,517	93,391
Unearned income on commercial loans	(14,990)	(16,416)

Total investments	684,573	682,526
Interest receivable	6,168	5,717
Other assets	14,139	9,166

Total assets	$767,499	$790,915

Liabilities
Borrowings	$289,235	$304,131
Interest payable	887	1,185
Dividends payable	16,268	16,267
Other liabilities	5,612	5,382

Total liabilities	312,002	326,965

Commitments and contingencies
Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 38,733 issued and outstanding on March 31, 2004 and 38,732 issued and outstanding on December 31, 2003	387	387
Paid-in capital	540,766	529,168
Stockholder loans	(5,153)	(5,293)
Unearned compensation – restricted stock	(11,504)	(4,911)
Distributions in excess of earnings	(30,190)	(26,240)
Net unrealized depreciation on investments	(38,809)	(29,161)

Total stockholders’ equity	455,497	463,950

Total liabilities and stockholders’ equity	$767,499	$790,915

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$12,320	$16,325
Affiliate investments (5% to 25% owned)	885	955
Control investments (more than 25% owned)	5,284	548

Total interest and dividend income	18,489	17,828
Advisory fees and other income
Non-affiliate investments (less than 5% owned) and other income	1,619	711
Control investments (more than 25% owned)	2,097	—

Total advisory fees and other income	3,716	711

Total operating income	22,205	18,539

Operating expenses
Interest expense	2,103	2,447
Employee compensation:
Salaries and benefits	2,885	1,884
Long-term incentive compensation	5,551	1,526

Total employee compensation	8,436	3,410
General and administrative expense	1,825	1,736

Total operating expenses	12,364	7,593

Net operating income before investment gains and losses	9,841	10,946

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	1,904	(8,299)
Control investments (more than 25% owned)	—	(11,397)

Total net realized gains (losses) on investments	1,904	(19,696)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	(3,493)	15,079
Affiliate investments (5% to 25% owned)	(1,420)	174
Control investments (more than 25% owned)	(4,735)	2,394

Total net change in unrealized appreciation (depreciation) on investments	(9,648)	17,647

Net investment losses	(7,744)	(2,049)

Net income/Net increase in stockholders’ equity resulting from earnings	$2,097	$8,897

Earnings per common share basic and diluted	$0.06	$0.30
Cash dividends declared	$0.42	$0.40
Weighted average common shares outstanding	37,823	30,067
Weighted average common shares outstanding and dilutive common stock equivalents	37,928	30,067

See notes to consolidated financial statements.

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data – Quarterly

	2004	2003
(dollars and shares in thousands)	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
Net operating income (a)	$9,841	$13,225	$11,740	$11,684	$10,946
Net operating income per share	$0.26	$0.35	$0.36	$0.39	$0.36

Net operating income (a)	$9,841	$13,225	$11,740	$11,684	$10,946
Long-term incentive compensation (b)	5,551	1,561	1,759	1,501	1,526

Distributable net operating income (DNOI) (c)	$15,392	$14,786	$13,499	$13,185	$12,472

DNOI per share – period end shares (d)	$0.40	$0.38	$0.35	$0.42	$0.40
DNOI per share – average shares (e)	$0.40	$0.38	$0.40	$0.42	$0.40
DNOI per share – record date shares (f)	$0.40	$0.38	$0.43	$0.42	$0.40
Dividends per share	$0.42	$0.42	$0.42	$0.41	$0.40

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.

(b)	Includes non-cash amortization expense, including the first quarter 2004 expense associated with the modification of the forefeiture restrictions on certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.

(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is based on end of period total shares outstanding

(e)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 910, 1,024, 1,078, 1,137, and 1,192 for the three months ended March 31, 2004, and December 31, September 30, June 30, and March 31, 2003, respectively. These shares are excluded from average shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

(f)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

Discussion of Operations

Total operating income for the first quarter of 2004 was $22.2 million, an increase of $3.7 million or 20% compared to the first quarter of 2003. Total operating income is primarily comprised of interest and fees on commercial loans. Loan interest declined $1.2 million from the first quarter of 2003 to the first quarter of 2004. The benefit of an increase in interest spread was more than offset by a decrease in average loans and LIBOR. The majority of the loans are priced as a variable spread to LIBOR and this spread increased by 58 basis points in the first quarter of 2004 compared to the first quarter of 2003, resulting in an addition to income of $1.0 million. The majority of our loan portfolio has floors between 1.25% and 3% on the LIBOR base index. The LIBOR floors have had the effect of increasing our spread because such floors have generally been above current LIBOR rates. For these periods, average loans declined 12%, contributing a $1.8 million decrease in operating income. Average three month LIBOR decreased 21 basis points over these periods from 1.33% to 1.12%, decreasing income by $0.3 million. Loan fees and dividend income increased by $1.8 million from the first quarter of 2003 to the first quarter of 2004 due primarily to dividend income of $1.4 million from Bridgecom Holdings, Inc. Advisory fees and other income increased $3.0 million from the first quarter of 2003 to the first quarter of 2004 due to an increase in advisory services provided to new and existing customers compared to the prior year’s quarter, research revenues from our newly acquired subsidiary Kagan Research, LLC and management fees from one of our control investments, Bridgecom Holdings, Inc.

Total operating expenses for the first quarter of 2004 were $12.4 million, an increase of $4.8 million or 63% compared to the first quarter of 2003. Interest expense declined by 14% to $2.1 million in the first quarter of 2004 compared to $2.4 million in the first quarter of 2003. The decline in LIBOR, debt amortization costs and average borrowings decreased interest expense by $0.6 million. These decreases were partially offset by the increase in spreads. The increase in spreads increased interest expense by $0.3 million.

Other operating costs are comprised of two main components. The first component includes salaries and benefits and general and administrative expenses. These expenses increased 30% from $3.6 million in the first quarter of 2003 to $4.7 million in the first quarter of 2004 primarily due to higher variable annual incentive compensation expense. The second operating expense component is long-term incentive compensation for MCG’s employees. During the first quarter, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers through their respective amended and restated restricted stock agreements. As a result, long-term incentive compensation, which is made up of non-cash amortization of restricted stock awards and the treatment of dividends on all shares securing employee loans as compensation, totaled $5.6 million for the first quarter of 2004 compared to $1.5 million for the first quarter of 2003. The increase of $4.1 million is primarily due to these modifications.

In addition, our compensation committee agreed to allow the restrictions on certain shares of restricted stock to lapse. As a result, the Tier I and Tier II shares held by certain of our executive officers will vest immediately upon full repayment of the loans that are secured by the restricted stock.

Net operating income before investment gains and losses (NOI) for the quarter ended March 31, 2004 totaled $9.8 million, a decrease of 10% from the same quarter of 2003. Distributable NOI, which is NOI excluding the long-term incentive compensation expense, totaled $15.4 million for the first quarter of 2004 up from $12.5 million for the first quarter of 2003. Net investment losses primarily related to net depreciation in the technology, security alarm, and publishing sectors totaled $7.7 million for the first quarter of 2004 compared to $2.0 million for the first quarter of 2003. See the section on Asset Quality below for more detail on net investment gains and losses. Net income totaled $2.1 million for the quarter ended March 31, 2004 compared to $8.9 million for the quarter ended March 31, 2003.

Asset Quality

The following table summarizes our realized gains and losses and unrealized appreciation and depreciation for the three months ended March 31, 2004 and 2003:

Summary of Realized Gains (Losses) and Unrealized

Appreciation (Depreciation) on Investments

	Three Months Ended March 31
(dollars in thousands)	2004	2003
Realized gains (losses) on loans	$(254)	$(19,696)
Realized gains (losses) on equity investments	2,158	—

Net realized gains (losses) on investments	1,904	(19,696)
Unrealized appreciation on loans	2,028	46
Unrealized appreciation on equity investments	2,570	2,520
Unrealized depreciation on loans	(5,997)	(574)
Unrealized depreciation on equity investments	(6,665)	(3,239)
Reversal of unrealized depreciation (appreciation)*	(1,584)	18,894

Net change in unrealized appreciation (depreciation) on investments	(9,648)	17,647

Net investment gains (losses)	$(7,744)	$(2,049)

*	When a gain or loss becomes realized, the prior unrealized appreciation or depreciation is reversed.

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of March 31, 2004 and December 31, 2003 (excluding unearned income):

Distribution of Portfolio by Investment Rating

(in thousands)

	March 31, 2004		December 31, 2003
Investment Rating	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
1	$238,102	34.0%	$234,491	33.5%
2	248,851	35.6%	255,429	36.5%
3	145,538	20.8%	161,894	23.2%
4	61,322	8.8%	38,813	5.6%
5	5,750	0.8%	8,315	1.2%

	$699,563	100.0%	$698,942	100.0%

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Currently, our portfolio consists primarily of companies in the communications, information services, media and technology, including software and technology-enabled business services, industry sectors. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including without limitation (1) economic downturns or recessions may impair our customers’ ability to repay our loans and increase our non-performing assets, (2) economic downturns or recessions may disproportionately impact the industry sectors in which we concentrate, causing us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.